EXHIBIT 99.1

AGREEMENT REGARDING JOINT FILING

OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the “SEC”) any and all statements on Schedule 13D, Schedule 13G or forms 3, 4 or 5 (and any amendments or supplements thereto) required under section 13(d) or 16(a) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of the securities of any issuer. For that purpose, the undersigned hereby constitute and appoint Logos Global Management LP, a Delaware limited partnership, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Act, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

Dated: August 17, 2026

/s/ Arsani William Arsani William	/s/ Graham Walmsley Graham Walmsley
Logos Global Management LP By: /s/ Arsani William Name: Arsani William Title: Managing Partner	Logos Global Master Fund LP By Logos GP LLC, its General Partner By: /s/ Arsani William Name: Arsani William Title: Managing Member
Logos Global Management GP LLC By: /s/ Arsani William Name: Arsani William Title: Managing Member	Logos GP LLC By: /s/ Arsani William Name: Arsani William Title: Managing Member
Logos Opportunities Fund V LP By Logos Opportunities V GP LLC, its General Partner By: /s/ Arsani William Name: Arsani William Title: Managing Member	Logos Opportunities V GP LLC By: /s/ Arsani William Name: Arsani William Title: Managing Member